Exhibit 10.3

September 27, 2021

VIA E-MAIL

Terry Hicks

Dear Mr. Hicks:

As we have discussed, your employment with McAfee, LLC (the “Company”) and its affiliates will terminate effective as of October 1, 2021 (the “Separation Date”). The purpose of this letter (this “Agreement”) is to confirm the terms concerning your separation from employment, as follows:

1.
Separation from Employment. You acknowledge and agree that as of the Separation Date, your employment with the Company and its Affiliates will terminate and you will, without any further action required, be deemed to resign from any and all (i) officer positions you hold with the Company or any of its Affiliates; (ii) memberships you hold on any boards of directors, boards of managers or other governing boards or bodies of the Company or any of its Affiliates; and (iii) memberships you hold on any of the committees of any such boards or bodies. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, whether control by management authority, equity interest or otherwise, including without limitation, Foundation Technology Worldwide LLC (“FTW”) and McAfee Corp. (“Parent”).
2.
Accrued Salary. You will receive, on or as soon as reasonably practicable following the Separation Date, the earned but unpaid portion of your base salary through the Separation Date.
3.
Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations hereunder (including continuing compliance with the restrictive covenants that apply to you and signing this Agreement and the Supplemental Release of Claims attached as Exhibit A (which may not be executed by you prior to the Separation Date) and not revoking either this Agreement or the Supplemental Release of Claims during the seven (7) day revocation period referenced herein or therein), you will be entitled to receive from McAfee (or Parent or FTW, in the case of the continued equity vesting referenced in clause (c) below):
(a)
One (1) times the sum of (x) your final base salary ($675,000), plus (y) your target annual bonus ($825,052.50) (the “Cash Severance”), which shall be paid in accordance with the Company’s regular payroll practices in substantially equal payments over the twelve (12)-month period following the Separation Date (the “Severance Period”), beginning on the first payroll date that is at least thirty (30) days following the end of the seven (7)-day revocation period referenced on the signature page hereto (assuming you sign and do not revoke this Agreement or the Supplemental Release of Claims); provided that the first payment will include the portion of the Cash Severance that would otherwise have been made prior to such date; and
(b)
provided that you timely and properly elect to purchase continued healthcare coverage under COBRA, direct payment to its COBRA provider on your behalf of a monthly amount equal to the employer portion of the monthly premiums ($779.42) paid under the Company’s group health plans as of the Separation Date, for the period ending on the earlier of (i) the date that is twelve (12) months following the Separation Date, and (ii) the date on which you become eligible to be covered under another employer’s health plan (of which you will provide prompt notice to the Company);
(c)
continued eligibility to vest in the restricted stock units of Parent (“RSUs”) and Management Incentive Units of FTW (“MIUs”) that are regularly scheduled to vest on September 30, 2021 and, notwithstanding your termination of employment on the Separation Date, October 21, 2021, in each case, subject to their otherwise applicable terms; and
(d)
continued provision of Ayco financial services for the three (3) month period that follows the Separation Date.
4.
Acknowledgement of Full Payment and Withholding.
(a)
You acknowledge and agree that the payments and benefits provided under Section 2 and Section 5 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company and its Affiliates, whether for services provided to the Company or its Affiliates or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation is owed or will be paid to you by the Company or any of its Affiliates.
(b)
All payments made by the Company under this Agreement shall be reduced by any tax and other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.
5.
Status of Employee Benefits, Paid Time Off and Expenses.
(a)
Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s medical plans under the federal law known as “COBRA”, your active participation in all employee benefit plans of the Company and its Affiliates shall end in accordance with the terms of those plans on the Separation Date. You will receive information about your COBRA continuation rights under separate cover.
(b)
Within four (4) weeks following the Separation Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, shall provide reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

6.
Equity. All vested shares of Class A and Class B common stock of Parent, MIUs and Class A units of FTW held by you as of the Separation Date, as well as any that vest pursuant to Section 3(c) above, will remain subject to their existing terms and conditions after the Separation Date. Taking into account Section 3(c) above and the forfeitures of other unvested equity and equity-based awards in connection with the Separation Date, the records of the Company, Parent, FTW and their Affiliates will definitively determine and be conclusive and binding on all persons with respect to your ownership of equity and equity-based awards of the Company, Parent, FTW and their Affiliates. Without limiting the foregoing, the parties acknowledge that (i) in respect of the MIUs and Class A Units of FTW that you hold you will continue to have certain rights and obligations under the Tax Receivable Agreement, dated as of October 21, 2020, by and among Parent, FTW, and certain other persons from time to time party thereto, and (ii) during the six (6) month period following your Separation Date, certain equity you hold related to the period prior to Parent’s initial public offering will be subject to the transfer restrictions set forth your Equity Adjustment Agreement for Senior Executives by which you are bound. Except as expressly provided in Section 3(c) above, all MIUs and RSUs held by you that are unvested as of the Separation Date will be forfeited in accordance with their terms for no consideration due or payable to you as of the Separation Date.
7.
Continuing Obligations In exchange for the compensation and benefits provided to you under this Agreement to which you would not otherwise be entitled, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you acknowledge and agree that you are currently, and will continue to be, bound after the termination of your employment with the Company and/or any of its Affiliates by the terms of a Restrictive Covenant Agreement (the “RCA”) by and between you and FTW dated November 14, 2018 and, if applicable, a Proprietary Information and Inventions Assignment Agreement by and between you and the Company (the “PIIAA”), containing restrictive covenants for the benefit of the Company and its Affiliates (collectively, the “Continuing Obligations”). The Continuing Obligations, as well as the other terms set forth in the RCA, are incorporated by reference as if set forth herein. You agree that the Continuing Obligations are reasonable and necessary to protect the good will, confidential information, trade secrets and other legitimate interests of Parent and its subsidiaries. The Continuing Obligations are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for any reason whatsoever. Additionally, should a court of competent jurisdiction or other applicable adjudicator determine that the scope of any provision of any of the Continuing Obligations is too broad to be enforced as written, the parties hereby authorize the court to reform the provision to such narrower scope as it determines to be reasonable and enforceable, and the parties intend that the affected provision be enforced as so amended. You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach could be inadequate and the Company could suffer significant harm and irreparable damages as a result of a breach or threatened breach. In recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement (other than pursuant to Section 2) cause any then vested MIUs, Class A Units of FTW, Class A shares of McAfee Corp. and/or other distributions or dividends which you may be entitled to be forfeited, recover any such amounts that were previously paid to you in respect of such vested equity and/or obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. The remedies under this Agreement are without prejudice to the Company’s right to seek any other remedy to which it may be entitled at law or in equity.
8.
Return of Company Documents and Other Property. In signing this Agreement, you represent, warrant and covenant that not later than the Separation Date you will have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company Group (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company Group in your possession or control. Further, you represent, warrant and covenant that following the Separation Date you will not retain any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company Group. Further, you acknowledge you have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.
9.
Employee Release of Claims.
(a)
In exchange for the severance pay and other benefits provided to you under this Agreement to which you would not otherwise be entitled, on your own behalf and on the behalf of your heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through you, you hereby release and forever discharge the Company, FTW, Parent and their current and past parents, subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, employee benefit plans, general and limited partners, members, managers, investors, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from any and all causes of action, rights and claims of any type or description, known or unknown, which you have had in the past, now have, or might now have, through the date of you signing of this Agreement, in any way related to, connected with or arising out of your employment or its termination, any other agreement, plan or arrangement with the Company, FTW, Parent or any of their Affiliates by which you are bound or with respect to which you might benefit, or pursuant to any federal, state or local law, regulation or other requirement (including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, and/or the fair employment practices statute of the state or states in which you were previously employed by the Company or otherwise had a relationship with the Company or any of its subsidiaries or other Affiliates, each as amended from time to time) (collectively, the “Released Claims”). The foregoing release shall not apply to (a) any claim that arises after you sign this Agreement, (b) any rights to indemnification that you may have, (c) any claim that may not be waived pursuant to applicable law, (d) your rights to severance pay and benefits under this Agreement, (e) any rights you may have in respect of any vested equity that remains outstanding in accordance with its terms after my termination of employment (after giving effect to this Agreement), or (f) your rights to any vested benefits to which you are entitled under the terms of any of the Company’s employee benefit plans.

In signing this Agreement, to the extent applicable, you expressly waive and relinquish all rights and benefits provided by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which section states as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or the released party.

Therefore, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, you expressly acknowledge that the general release and waiver of claims set forth in this Section 9(a) is intended to include in its effect, without limitation, all claims which you do not now or suspect to exist in your favor at the time you sign it, and that this Agreement contemplates the extinguishment of any and all such claims.

(b)
Nothing contained in this Agreement (or the RCA or PIIAA) shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that you hereby agree to waive, to the maximum extent permitted by law, your right to recover monetary damages or other individual relief in any charge, investigation, proceeding, complaint or lawsuit filed by you or by anyone else on your behalf. Nothing in this Agreement (or the RCA or PIIAA) is intended to or will (i) limit, restrict or in any other way affect your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity, (ii) preclude or impede you from exercising any protected rights, including under the National Labor Relations Act or the federal securities laws, including the Dodd-Frank Act, to the extent that such rights cannot be waived by agreement or (iii) prevent you from furnishing truthful information in response to a legal subpoena or other legal process or complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized governmental agency, provided that such compliance does not exceed that required by law, regulation or order. You agree that you will provide prompt written notice of any such valid order of a court of competent jurisdiction or an authorized governmental agency to the then-serving chief legal officer of the Company. Neither this Agreement nor the RCA or PIIAA limits or prohibits you from receiving an award for information provided to any governmental agency to the extent that such limitation or prohibition is a violation of law.
(c)
This Agreement, including the general release of claims set forth in Section 9(a), creates legally binding obligations and the Company and its Affiliates therefore advise you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one (21) days, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of person, and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.
10.
Miscellaneous.
(a)
This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only Section 1(c) of the severance letter by and between you and Parent (the “Severance Agreement”) (but only if and to the extent your termination of employment is deemed a Change in Control Qualifying Termination (as defined in the Severance Agreement) due to the consummation of a Change in Control (as defined in the Severance Agreement) within three (3) months following the Separation Date), the RCA, the PIIAA, any arbitration agreement by and between you and the Company and your obligations applicable documents governing the terms of your vested equity and equity-based awards that survive your termination of employment (with it being understood that the provisions of such agreements shall remain in full force and effect in accordance with their terms). In the event that any amount or benefit becomes payable or is provided to you after the Separation Date pursuant to Section 1(c) of the Severance Agreement, such amounts and/or benefits shall be reduced on a dollar-for-dollar basis by all payments and benefits made under this Agreement (including the value of any of your RSUs or MIUs that vest pursuant to Section 3(c) above) and shall otherwise be payable pursuant to the terms of the Severance Agreement.
(b)
This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Company or its expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.
(c)
The obligation of the Company to make payments or provide benefits to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Agreement, and under the applicable documents governing the terms of your vested equity and equity-based awards that survive your termination of employment.
(d)
All amounts payable under the Agreement are intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and will be construed and administered accordingly. The payments made pursuant to this Agreement are also intended to be exempt from Section 409A to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and each amount to be paid or benefit to be provided to you pursuant to this Agreement, shall be construed as a separate payment for purposes of Section 409A. Notwithstanding anything herein to the contrary, to the extent any payments made or contemplated hereunder constitute nonqualified deferred compensation within the meaning of Section 409A, if you are a “specified employee” as defined in Section 409A as of the Separation

Date and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six (6) months and one (1) day following Separation Date (or the earliest date as is permitted under Section 409A). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to you under this Agreement shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not affect amounts reimbursable or provided in any subsequent year and may not be liquidated or exchanged for any other benefit. In no event shall the Company Group have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.
(e)
The validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined in accordance with the law of the State of California, without regard to any conflict of law provisions thereof. The parties irrevocably consent to the jurisdiction of, and venue in, the state and federal courts in the State of California, with respect to any matters pertaining to, or arising from, this Agreement.

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If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days of the date you receive it. You may revoke this Agreement at any time during the seven (7)-day period immediately following the date of your signing by notifying me in writing of your revocation within that period. If you do not revoke this Agreement, then, on the eighth (8th) day following the date that you signed it, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,

McAfee, LLC

By:	/s/ Chatelle Lynch

Name: Chatelle Lynch

Title: SVP, Chief People Officer

Accepted and agreed:

Signature:	/s/ Terry Hicks

Terry Hicks

Date:	October 6, 2021